Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-106656 on Form S-8 of First BanCorp. of our report dated July 11, 2018 appearing in this Annual Report on Form 11-K of The FirstBank 401(K) Retirement Plan for Residents of Puerto Rico for the year ended December 31, 2017.

/s/ Crowe LLP

Miami, Florida

July 11, 2018